EXHIBIT 10

April 19, 1996


Mr. John D. Hopkins
Executive Vice President
  and General Counsel
Jefferson-Pilot Life Insurance
P.O. Box 21008
Greensboro, NC  27420

Re:  Employment Contract

Dear John:

As of April 18, 1996, your three-year employment contract with Jefferson-Pilot Corporation expires. This letter will serve as a new agreement for an additional three-year period beginning April 19, 1996. The terms and conditions are outlined below.

1.  Title:  Executive Vice President for JP Life and Senior Vice President
            for JP Corporation.

2.  Report/Duties:  You will devote your full time to all legal activities and legal staff (SEC, Corporate Secretary, EEO, Tax, Investments, Insurance, Acquisitions, etc.)

3.   Compensation:

     a.  Base Salary:    Of $312,000 per annum subject to annual review for
                         increases.

     b.  Annual Bonus:   Consistent with plan for key employees.

     c.  Stock Options:  You will continue to be eligible for annual stock option recommendations contingent upon satisfactory performance. Options awarded will usually vest over a three-year period, but will become fully vested upon completion of the three-year employment period contemplated by this agreement.

This agreement is subject to final review and approval by the Jefferson-Pilot Corporation Board Compensation Committee. If you agree with the above outlined terms and conditions please sign the original and return it to me at your earliest convenience. In consideration of your acceptance of this agreement, you will be awarded stock options of 7,500 shares as of April 19, 1996 which will become immediately vested.

Sincerely,

/s/ David A. Stonecipher



I hereby accept the terms outlined above.

/s/ John D. Hopkins

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